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             U. S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D. C.

                             FORM 8-K

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

                         October 1, 1997
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         Date of Report (date of earliest event reported

                    IN-HOUSE REHAB CORPORATION
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       Exact Name of Registrant as Specified in its Charter

       Colorado                   0-22155               84-0987697
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State or Other Jurisdiction   Commisison File   IRS Employer Identification
     Of Incorporation              Number                 Number

 325 West Main Street, Suite 1400B, Louisville, Kentucky 40202
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   Address of Principal Executive Offices, Including Zip Code

                         (502) 568-8923
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        Registrant's Telephone Number, Including Area Code
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ITEM 4.  CHANGES IN THE REGISTRANT'S CERTIFYING ACCOUNTANT

     On October 1, 1997, Coopers & Lybrand L.L.P. ("C&L"), which served as In-House Rehab Corporation's (the "Company's") independent accountants for the fiscal years ended May 31, 1995 and 1996, and had been retained for the Company's fiscal year ended May 31, 1997, resigned as the Company's independent accountants. The reports of C&L on the Company's financial statements for the fiscal years ended May 31, 1995 and 1996 did not contain an adverse opinion or disclaimer of an opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles or practices.

     The Company is not aware of any "disagreement" or "reportable event" within the meaning of Item 304 of Regulation S-B, with C&L during the fiscal years ended May 31, 1995 and 1996, and from that date to the date of C&L's resignation on October 1, 1997, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, except as described below.

     In its audit of the Company's financial statements for the year ended
May 31, 1997, C&L had completed most of its audit procedures by the end of July 1997 and had not raised any significant concerns about the Company's financial statements, other than the following. On Friday, August 1, 1997, prior to the Company's scheduled fourth quarter earnings release on Monday, August 4, 1997, C&L advised the Company that it had concerns about the collectability of certain accounts receivable from Retirement Care Associates, Inc. ("RCA"), a major customer of the Company and a 27.4% shareholder of the Company's outstanding Common Stock. RCA had historically been a slow paying customer, but even at this time continues to make payments on the balances due to the Company for services rendered.

     C&L also served as the independent accountants for RCA until August 14, 1997, when C&L resigned as the independent accountants of RCA. In a letter filed with the Securities and Exchange Commission concerning its resignation, C&L stated that it was unable to rely on representations of RCA's management, and did not intend to be associated with any filings which may be made by RCA with the Securities and Exchange Commission

     During August and September 1997, the Company, RCA and Chris Brogdon,
the President of RCA and a Director of the Company, made proposals to C&L to alleviate its concerns. Such proposals included RCA paying down the balance of the accounts receivable and providing collateral which the Company's management believed would more than adequately secure the payment of the remaining accounts receivable of RCA. However, C&L took the position that the collateral was insufficient. C&L noted that even if such proposals were adopted that it would still render an opinion with a "going concern" qualification based on what C&L believed was the uncollectability of the RCA accounts receivables. The Company's management offered another proposal to provide a letter of credit from an unaffiliated third party which would more than adequately secure the RCA accounts receivable, but C&L would not provide a written commmitment to the Company that this would be sufficient collateral.
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     The Company's management believes that C&L's position with respect to the RCA accounts receivable is unreasonable and appears to be a result of C&L's adverse relationship with RCA. Based on this concern, the Company asked C&L to evaluate C&L's relationship with the Company under applicable independence and conflict of interest rules. In response, C&L denied that any conflicts of interest or independence rules had been violated, but stated that it was no longer appropriate for it to serve as the Company's independent accountants because of a deterioration of the client-auditor relationship.

     The Company's management has fully advised the Audit Committee of the Board of Directors of all of the above matters, and certain members of the Board of Directors and the Audit Committee of the Board of Directors discussed the above matters with C&L. However, neither the full Board of Directors nor the full Audit Commmittee have discussed these matters with C&L.

     The Company is in the process of seeking new independent accountants to report on the Company's financial statements for the fiscal year ended May 31, 1997. When the Company retains a successor accounting firm, the Company will file a Current Report on Form 8-K with respect thereto.

     The Company has authorized C&L to respond fully to the inquiries of the Company's successor independent accountant when such successor is appointed. In addition, the Company has provided a copy of this report to C&L and has requested that C&L provide the Company with a letter addressed to the Commission, as required by Item 304(a)(3) of Regulation S-B, so that the Company can file such letter with the Commission within ten business days after the filing of this Report.

Item 7.   Financial Statements and Exhibits.

          (a)  Financial Statements: None
          (b)  Pro Forma Financial Information: None
          (c)  Exhibits:

               16        Letter of Coopers & Lybrand L.L.P. required by
                         Item 304(a)(3) of Regulation S-B*
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*    To be filed by Amendment.
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                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned duly authorized.

                              IN-HOUSE REHAB CORPORATION

Dated: October 8, 1997        By:/s/ David V. Hall
                                 David V. Hall, President
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